Exhibit 99.1

First Hawaiian, Inc. Appoints James M. Moses Chief Financial Officer

First Hawaiian, Inc. (NASDAQ:FHB), the parent company of First Hawaiian Bank, announced today that it has appointed James M. Moses as Chief Financial Officer (CFO) of First Hawaiian, Inc. and First Hawaiian Bank, effective January 3, 2023.

“Jamie brings more than 20 years of diverse banking experience to the team. His track record of driving financial growth in complex organizations makes him a great fit for First Hawaiian. We look forward to integrating his expertise into our ongoing initiatives,” said Bob Harrison, First Hawaiian, Inc. Chairman, President and CEO. “I want to thank Ralph Mesick for serving as our interim CFO and effectively guiding us through this transition period.”

Moses joins the company from First Bank in Saint Louis, Missouri, where he served as Executive Vice President (EVP) and CFO. His previous experience includes serving as EVP and CFO of Berkshire Hills Bancorp, and Senior Vice President – Manager, Asset Liability Management at Webster Bank. During his career, Moses has been credited with developing, maintaining and executing regional and product specific pricing strategies for a multi-billion-dollar interest-bearing deposit portfolio, and has been instrumental in guiding large scale technology enhancements.

First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858, is Hawaii’s largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

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Media Contact:

Lindsay Chambers

Vice President & Public Relations Manager

First Hawaiian Bank

(808) 525-6254

LChambers@fhb.com

Investor Relations Contact:

Kevin Haseyama, CFA

(808) 525-6268

khaseyama@fhb.com